ROSETTA OBJECTS TO CALPINE’S DISCLOSURE
STATEMENT FOR PLAN OF REORGANIZATION

HOUSTON, September 17, 2007 -- Rosetta Resources Inc. (Nasdaq:ROSE), an independent oil-and-gas company, announced it filed an objection with the bankruptcy court on September 14, 2007, opposing Calpine’s proposed First Amended Disclosure Statement for its pending Joint Plan of Reorganization.

In its objection, Rosetta asserts that Calpine’s proposed disclosure statement should not be approved by the court because, among other reasons, it contains misleading and factually inaccurate descriptions of the July 2005 transaction by which Calpine split off its remaining oil and gas business to Rosetta, a Calpine-created entity, and of the claims Calpine has filed against Rosetta purportedly arising from this transaction.  Rosetta states that Calpine’s “disclosure” with respect to the Rosetta transaction amounts to little more than self-serving conclusory allegations that are improperly portrayed as facts rather than unsupported contentions that are disputed by Rosetta.

Rosetta’s objection further asserts that the proposed disclosure statement fails to disclose the nature and extent of any investigation Calpine may have conducted before proposing to release any and all claims the Calpine bankruptcy estate may hold against Calpine’s board of directors, officers and professional advisers arising from their respective involvement in the conception, structuring and implementation of the Rosetta transaction.  Rosetta argues that Calpine’s own statements regarding the misconduct of these persons as set forth in the proposed disclosure statement and in Calpine’s complaint against Rosetta cannot be reconciled with the broad releases Calpine proposes to provide for its officers, directors and professionals.  Rosetta asserts that, at a minimum, Calpine should provide additional disclosure of the nature and extent of the investigation it conducted regarding the actions of these persons and the analysis underlying Calpine’s conclusion that the broad releases of these persons from any and all claims are appropriate, notwithstanding its own allegations of breaches of fiduciary duty and mismanagement by these persons in connection with the Rosetta transaction.

In addition to these points, Rosetta’s objection further asserts:

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Calpine’s disclosure statement is inadequate because it fails to inform creditors that the full payment of their claims under Calpine’s proposed plan is not in any way dependant on its obtaining any recovery from Rosetta and, in fact, the full satisfaction of creditor claims will preclude further assertion of this claim as a matter of law.

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The disclosure statement fails to warn Calpine’s prepetition shareholders that they are not entitled to any benefit from Calpine’s purported fraudulent transfer claims against Rosetta, since fraudulent transfer is a remedy that is available only to protect the interests of creditors, but that as a result of the contemplated full payment to creditors under Calpine’s proposed plan, its prepetition shareholders will bear all of the substantial costs associated with Calpine’s decision to pursue these claims, despite its full payment plan and the fact the prepetition shareholders may not share in any recovery.

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Calpine’s disclosure statement mischaracterizes the Rosetta transaction as an “insider transaction” when, in fact, Rosetta was controlled by Calpine prior to the Rosetta transaction and, at all relevant times after the Rosetta transaction, by unrelated third-party investors.  The Rosetta transaction was structured and approved by Calpine’s board of directors and management, based on the advice of a variety of internationally recognized financial and legal investment advisers.  Additionally, Calpine touted the experience and expertise of its Calpine Natural Gas (CNG) management team as an intangible value in attracting the unrelated investors and lenders that provided the debt and equity to Rosetta that led to the $1.05 billion cash purchase price and other consideration demanded by Calpine to complete the Rosetta transaction.

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While Rosetta strongly disputes Calpine’s statements regarding the propriety of the Rosetta transaction and the actions of Calpine’s officers, directors and professionals, Calpine’s statements, if true, state a claim for breach of fiduciary duty and mismanagement by Calpine’s directors and officers in having approved and consummated the Rosetta transaction, which claim it improperly released under Calpine’s proposed plan.

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Similarly, if Calpine’s allegations in its fraudulent conveyance action are true, which Rosetta disputes, the Calpine directors and officers who entirely controlled and made all decisions related to the Rosetta transaction, without CNG management having any control or decision making authority for and on behalf of Calpine in this regard, misled Rosetta and its shareholders and induced them to participate in the Rosetta transaction by representing that Calpine was and would remain solvent.  Rosetta and its shareholders may, as a result, hold separate and distinct claims under federal securities laws, that they could assert against Calpine and its directors and officers.

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Calpine’s disclosure statement fails to address Rosetta’s position that the Purchase Agreement is comprised of a number of interrelated agreements and, therefore that Calpine may not assume or reject the remaining unperformed portions of the Purchase Agreement without also assuming or rejecting the remainder of the other agreements entered into by the parties as part of the Purchase Agreement.  In addition, the disclosure statement fails to disclose that if Calpine elects to reject the remainder of the agreements, Rosetta has the right under section 365(i) of the Bankruptcy Code to elect to force Calpine to nonetheless convey the remaining properties in exchange for the payment by Rosetta of the balance of the purchase price.

“We object to approval of Calpine’s Proposed Disclosure Statement because it contains false and misleading descriptions of the Rosetta transaction and the purported claims Calpine holds against Rosetta,” said Charles Chambers, President and CEO of Rosetta Resources.

Chambers emphasized that Rosetta believes Calpine’s claims against it are entirely devoid of merit and further points out that Calpine’s apparent effort to use its bankruptcy protection to effectively attempt to renegotiate the terms of Rosetta’s acquisition of Calpine’s oil and gas business and to thereby obtain a monetary windfall for its shareholders is a misuse of the legal process under circumstances where creditor claims will be fully satisfied.  “We will continue to vigorously defend ourselves from these baseless allegations,” concludes Chambers.

About Rosetta

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com